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                      [DAY CAMPBELL & McGILL LETTERHEAD]

                                                                       EXHIBIT 5

March 30, 1998

PNB Financial Group
4665 MacArthur Court
Newport Beach, California 92660

     Re:    Registration Statement on Form S-3
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Gentlemen:

     You have requested our opinion as counsel for PNB Financial Group (the "Company"), as to the matters set forth below in connection with the registration under the Securities Act of 1933 on Form S-3 of 1,416,706 shares of the Company's Common Stock (the "Shares").

     We have examined the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("Commission") on or about March 30, 1998 (the "Registration Statement"). We have also examined the Articles of Incorporation of the Company, as amended, the Bylaws and the minute books of the Company, and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed. For these purposes we have relied, without independent investigation, upon certificates provided by public officials, officers of the Company and the Selling Stockholders as to certain factual matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of the latter documents.

     On the basis of the foregoing, and relying solely thereon, we are of the opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable.

     We consent to the inclusion of our name in the Registration Statement under the caption "Legal Matters" and the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,



                               /s/ DAY CAMPBELL & McGILL